UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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Nuveen Energy MLP Total Return Fund

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Nuveen Closed-End Funds Announce Results of Special Shareholder Meetings

The Nuveen Energy MLP Total Return Fund (NYSE:JMF) and Nuveen All Cap Energy MLP Opportunities Fund (NYSE:JMLP) announced certain results of their Special Meeting of Shareholders.

In connection with a previously announced transaction whereby Tortoise Capital Advisors acquired the midstream energy business of Advisory Research, Inc., each fund’s shareholders were asked to approve a new investment sub-advisory agreements to allow the funds’ sub-adviser to continue to serve in such capacity following the closing of the transaction.

Shareholders of JMLP have approved the new investment sub-advisory agreement. However, the meeting of JMF has been adjourned until December 13, 2019 with respect to approval of the new sub-advisory agreement to permit the continued solicitation of additional votes. JMF’s adjourned meeting will be held at 2:00 p.m., Central time, on Friday, December 13, 2019 at the offices of Nuveen, 333 West Wacker Drive, Chicago, Illinois 60606.

Shareholders of JMF who have not yet voted are encouraged to vote now to help avoid further adjournments. The Board of JMF recommends shareholders vote “for” the proposal. The proxy materials received by shareholders contain important information regarding the proposals. If shareholders have any questions regarding the proposals, or need assistance with voting, they may call Computershare Fund Services, the funds’ proxy solicitor, toll free at 1-866-963-6132.